FINAL TRANSCRIPT

May. 19. 2005 / 10:00AM, PLCE - Q1 2005 The Children's Place Retail Stores, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Ezra Dabah
The Children's Place Retail Stores, Inc. - Chairman, CEO

Heather Anthony
The Children's Place Retail Stores, Inc. - IR

Hiten Patel
The Children's Place Retail Stores, Inc. - SVP, CFO

Neal Goldberg
The Children's Place Retail Stores, Inc. - President, The Children's Place

Mario Ciampi
The Children's Place Retail Stores, Inc. - President, Disney Stores

Richard Flaks
The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Amy Hauk
The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

CONFERENCE CALL PARTICIPANTS

Margaret Whitfield
Ryan Beck & Company - Analyst

Janet Kloppenberg
JJK Research - Analyst

John Morris
Harris Nesbitt Gerard - Analyst

Marni Shapiro
Merrill Lynch - Analyst

Dorothy Lakner
CIBC World Markets - Analyst

Paula Kalandiak
Roth Capital Partners - Analyst

Jeff Black
Lehman Brothers - Analyst

Dan Thorn
Manchester Management - Analyst

PRESENTATION

Operator

Good day. All sites are now on the conference line in a listen-only mode. At this time I would like to turn the program over to your host, Miss Heather Anthony. Go ahead, please.

Heather Anthony - The Children's Place Retail Stores, Inc. - IR

Thank you, Operator, and good morning, everyone. Thanks for joining us today for a review of our fiscal 2005 first quarter financial results.

Joining us on this morning's call are Ezra Dabah, Chairman and Chief Executive Officer, Hiten Patel, Chief Financial Officer, Neal Goldberg, President of The Children's Place, and Mario Ciampi, President of Disney Stores. Also on hand to answer your questions at the end of management's remarks are, Amy Hauk, our Senior Vice President, General Merchandise Manager, and Richard Flaks, our Senior Vice President of Planning, Allocation, and IT.

After our prepared remarks we will be able to take your questions. Please limit yourself to one question so that we can speak with as many participants as possible.

Before we begin, I'd also like to remind participants that any forward-looking remarks made today are subject to the Safe Harbor statement found in this morning's press release as well as in our filings with the Securities and Exchange Commission.

With that out of the way, I'll now turn the call over to Mr. Ezra Dabah, Chairman and Chief Executive Officer. Ezra, please go ahead.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thank you, Heather, and good morning, everyone.

We are pleased with the financial results from our first full quarter of the combined Children's Place and Disney Store operations. Record consolidated sales of 369.2 million, a 64% increase.

Comparable store sales increased 13% on top of last year's 16% increase. Comp transactions increased 8% on top of last year's 13% increase. Average dollar sales increased 5%, and GAAP earnings per share of $0.36 ahead of our recent GAAP EPS guidance of 33 to $0.34.

The Children's Place brand is poised for continued growth and even greater customer acceptance as you will hear from Neal. As we approach the six-month anniversary of the Disney Store North America acquisition, we are pleased to report that significant progress has been made by the Disney Store team.

While there's much more work to be done, we are encouraged by the prospects of the Disney Stores for the second half of this year. Mario will provide you with more commentary on our operating initiatives.

With the rapid growth of The Children's Place and the acquisition of the Disney Store business, we have grown substantially over the past year. We are at an exciting point in our Company's history.

Driving our excitement is our core purpose, which have never been more clearly defined, make the very best accessible to all children. I'd like to repeat because it's so important, our core purpose is, make the very best accessible to all children.

Be it Children's Place, Disney Store, or another concept down the road, fashion and value is what we stand for as a company. Importantly, this powerful combination enables us to fill the sweet spot of high quality and low prices, as value equation's especially critical in the children's arena.

Combining the power of our sourcing expertise with our great design and merchandising capability enables us to deliver on our core purpose, delight our customers and further strengthen our competitive position.

Under our core purpose we now have two great brands, each in a different phase of their evolution. However, both poised to drive growth, profitability, and enhanced shareholder value.

Most importantly, my confidence is driven by our talented, passionate associates who work exceptionally well together as a team to make our vision a reality.

The Children's Place brand continues to take hold and is more relevant than ever before. Every day we earn the trust of new customers, evidenced by increases in traffic and conversion, and over the last 12 months, through March, we have gained 120 basis points of market share according to NPD.

In addition, our broad appeal is also reflected in the positive comps we have achieved for the past eight quarters.

Fashion and value is at the core of The Children's Place strategic positioning. Over the last few years we have executed more fully through consistent implementation of our merchandising strategy, better balance of fashion and basics, investment on merchandise quality, and everyday value pricing.

With our proven merchandising strategy serving as our foundation, we are now at a point of refining our operational strategies rather than developing them. These refinements should result in enhanced profitability.

Most exciting of all, our brand is at an inflection point with 80% of non-customers not even aware of The Children's Place we see this as an opportunity to continue to fuel our performance. Our marketing efforts are focused on increasing our brand awareness, fundamentally combining our fashion value positioning with increased consumer awareness should result in our continuing to grow at a fast rate.

The Children's Place business is still in its early stages of its profitability track. Continued comp growth is steadily moving us towards our goal of 350 per square foot, and with renewed focus on expense management, our goal is to return to high single digit to lower double digit operating margins over the next couple of years.

At Disney stores, we are happy to, we are applying to this iconic magical brand the same core purpose in many of the same strategies that have driven the growth of Children's Place.

We are confident that these initiatives will yield increases in sales and profitability. While still in the very early stages of its repositioning, we gain greater conviction every day that over time Disney stores should run at a similar operating margin to the Children's Place.

In addition, the Disney Store gives us access to the number one family brand, its beloved characters, and the fast growing licensed character toy and apparel markets.

In closing, The Children's Place brand continues to gain significant traction while the Disney Store gives us a new platform for accelerated growth and earnings.

Our unique combination of fashion, quality, value and fun works extremely well in the children's arena, and we believe the same powerful formula, when applied to the Disney Store, will result in future successes. We are intent on continuing our fast growth into 2005 and beyond, and are confident that our business is well positioned to achieve sustainable long-term profitable growth.

Before I turn the call over, I'd like to introduce to you our newest team member, Hiten Patel, Senior Vice President and Chief Financial Officer. Hiten is an excellent strategic partner whose leadership, skill set, and expertise will serve us well as we work towards our goal of becoming the leading specialty player in the newborn to age ten category.

Let me now turn the call over to Hiten, who will review our financials in more detail.

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

Thank you, Ezra. Hiten. Good morning, everyone.

Before I begin, I'd just like to say how excited I am to be here. While I spent six months at the Company as a consultant, now that I'm working even more closely with the management team and have learned even more about our market opportunities, I truly believe The Children's Place is a fantastic company with great growth prospects.

Our competitive strength in merchandising and sourcing can drive us toward our goal of becoming the leading specialty player in the newborn to age ten market. I'm also pleased to speak to you this morning and look forward to meeting many of you in the days, weeks, and months ahead.

Now moving on to the quarter.

Net sales increased 64% to a record $369.2 million from $225.8 million last year. First quarter sales were comprised of 280.7 million from The Children's Place, a 24% increase over last year, and 88.5 million from our Disney Store business.

Children's Place comparable store sales for the first quarter increased 13% on top of a 16% increase in the prior year. GAAP earnings per share were $0.36 in the first quarter based on 28.6 million shares versus $0.42 last year on 27.7 million shares.

As Ezra highlighted, this also compares favorably to our recent GAAP EPS guidance of 33 to $0.34 for the quarter.

Overall, we are pleased with the performance of both businesses. Disney Store operating losses were less than previously guided to even with below plan sales.

Their top line was below plan due to lower inventory on hand than we would have liked. However, we made up for these lower sales through reduced markdowns by introducing our everyday value pricing on certain items and moving away from the higher level of promotional activity.

The good news is that initial response to our pricing initiatives has been favorable with increases in units sold, sell-through rates, and gross margin dollars. We believe the knowledge we are gaining now in advance of the critical third and fourth quarters, will put us in position to maximize business in the back half.

As it relates to our 13% Children's Place comp, warmer climates such as the Southeast, West, and Southwest were our strongest regions during the quarter, while our boys and newborn departments achieved the highest comps. In general, March and April comps could have been even stronger had the weather been more seasonal in key markets, a trend that unfortunately has continued into May.

While we do not typically give intra-month comp guidance, in the warmer weather regions we are experiencing month-to-date comps in the high single digits. At this time, we anticipate total May comps will be in the positive low single digits.

Higher traffic trends and increased customer conversion at The Children's Place drove our 8% increase in comparable store sales transactions in the first quarter while average transaction size grew 5%.

Consolidated gross profit dollars increased 50% to $141.5 million. Consolidated gross profit margin was 38.3% in the quarter, compared to 41.7% last year.

The gross margin decrease was primarily the result of lower gross margin at Disney Store, which carried a less favorable margin structure than The Children's Place, as well as the negative impact of the remaining $1.2 million, or $0.03 per share, non-cash charge related to the write-up of acquired Disney Store inventory. Partially offsetting the gross margin decrease was lower occupancy costs at Children's Place as a result of leveraging of our comp store sales increase, increased IMU at Children's Place, and as previously discussed, lower markdowns at Disney Store.

Consolidated SG&A expense as a percent of sales were 30.3%, compared to 27.8% last year. The de-leveraging primarily reflects Disney Store expenses that we did not have last year such as royalty expense and transitional services.

Partially offsetting these expenses as a percent to total sales were lower marketing expenses, lower variable store expenses, and lower store payroll.

Given my past life at Dell, where expense control was critical to the execution of their market share and customer value strategies, operating expenses are on my radar, and improving our cost structure is something I will be focusing on. I will update you on our initiatives as we develop our plans.

Depreciation and amortization expense decreased 110 basis points. The primary driver of the leverage was the acquisition of the Disney Stores, which generated incremental sales but had no depreciation and amortization as discussed on prior calls.

This resulted in operating income for the first quarter of 16.6 million, compared to 18.9 million last year. Net income was approximately 10.2 million, compared to 11.5 million last year.

Moving to the balance sheet, we continue to have a very healthy balance sheet.

We ended the first quarter with cash and investments of 149 million, compared to 84 million last year. We had no outstanding borrowings on our credit facilities at the end of the first quarter.

Total inventory at cost is up approximately 57% on a 64% increase in sales, which is entirely due to the Disney Store acquisition.

For The Children's Place, total inventory at cost was down approximately 2%, while inventory per square foot was down approximately 9%. This is below our previous guidance due to the higher than planned sales at Children's Place and higher IMU.

In addition, merchandise in transit was substantially lower this year versus last year as our strategy to bring goods in earlier has essential cycled. Important to note, we believe available inventory is well positioned to deliver our sales and margin plan, and a larger percent of our inventory is current versus last year.

In addition, versus two years ago, inventory is still up 24% on an average store basis.

Regarding real estate, during the first quarter we opened four Children Place Stores and closed one. In addition, we opened one Disney Store and closed one.

As of April 30, 2005, we operated 1,059 stores, 753 Children Place Stores and 306 Disney Stores in approximately 4.9 million square feet for an average of 4600 square feet per store.

As we've previously announced, we plan to open approximately 60 Children's Place stores in 2005. 15 stores are planned to open in the second quarter with the remaining 41 stores opening in the second half.

As we've previously stated, we plan to open a total of eight to ten Disney stores, close a total of three, and remodel approximately 35 this year. While Mario will elaborate further, two new stores are planned for the second quarter while the balance of our store remodelings will happen in the third and fourth quarter.

As we stated earlier this month, we anticipate earnings per share to be in the range of $2.15 to $2.25 in fiscal 2005. We are planning our tax rate at 39% and our share count at 29 million.

As announced, we will adopt the expensing of equity compensation in the first quarter of fiscal 2006.

In closing, we are pleased with our good start to 2005. We look forward to continued gross margin improvement at The Children's Place, enhanced profitability at Disney Store, and to delivering consistent, profitable growth over the long-term.

Now I'll turn the call over to Neal.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

Thanks, Hiten.

As we spoke about the repositioning of both businesses and where we see each in their continued development, today I'll update you on some of our ongoing focus areas, talk about some strategic initiatives at Children's Place, and touch on the upcoming back-to-school season. Right before I begin, let me also say that I'm pleased with our first quarter performance.

Overall our spring assortments were well received by our customers. In addition to key items, our Easter dressy assortment was strong across all departments as we are becoming the destination for special occasion dressing.

Our Summer 2 assortment arrives in stores this weak and features richer more saturated colors and will also include our Americana capsule. In support of the line we will send a direct mail piece to approximately 2.4 million customers, similar to last year.

Turning to focus areas, increasing store productivity remains our number one priority. We're pleased to note that stores opened during 2004 are averaging annualized sales of approximately 1.6 million, which is ahead of our average store volume of 1.4 million.

Contributing to our sales growth is continued traffic and conversion growth. Customer traffic was up 6%, 3.5 times ahead of national mall traffic. Customer conversion increased 70 basis points during the quarter on top of last year's 80 basis point increase.

Going forward, overseeing store productivity will be Kevin Meade, our new Senior Vice President, Director of Storage for Children's Place. Kevin is a great addition and brings a unique blend of both merchant and store operation skills, making him an excellent partner to our merchandising teams.

We are thrilled to have Kevin join us, and I am delighted that we continue to attract such exceptional talent into our organization.

As you know, we view our outlet and Canada businesses as key growth opportunities for us and they continue to thrive. In effort to capitalize on the strength of these businesses, we plan to open 12 outlets and 15 Canadian stores this year.

Moving on to key strategic initiatives, these efforts are critical to driving profitability and will play an important role in our achieving our operating margin goals.

These key initiatives fall into three categories: Merchandise, supply chain, and brand building.

First merchandise. As touched on during our last call, we are now taking a more granular look at our business to maximize each and every style's profit potential.

To do this, we have many strategies. Let me highlight three for you today: Good, better, best, tiered assortment planning, and markdown optimization.

Last fall we rolled out our good, better, best strategy with the goal elevating our brand, appealing to a broader audience, and increasing the average dollar sale and we are pleased with the results to date.

In addition, we are making major strides with our tiered assortment planning capability which gives us the opportunity to micro-merchandise our stores. As we roll this out we are primarily focused on climate with secondary emphasis on luxury and fashion.

For example, during the upcoming back-to-school season we will offer hot stores lighter weight fabrications and more appropriate silhouette options supported by climate-specific marketing.

Finally, on merchandise initiatives, as many of you know we are in the process of implementing markdown optimization through profit logic. The solution will be fully integrated into our current planning system and processes and we are on track to begin testing in the second quarter with the goal of going live in fall.

One of the potential wins near-term will be the rollout of zone pricing which will serve as a great compliment to our micro merchandising capability.

Next, to supply chain. Our glass pipeline initiative is moving forward and will give us much more visibility through the entire life of the product from design concept all the way to store delivery.

During the quarter we achieved a major milestone of getting the purchase order functionality up and running, and our goal is to be fully live by year-end. We continue to believe the long-term benefits are many, including increased visibility, efficiency, and getting the right product at the right time which should ultimately lead to enhanced profitability.

In addition, this initiative will increase our ability to manage smaller, dynamic groups of inventory, a feature that goes hand in hand with executing our micro merchandising strategies. Just for clarity, these infrastructure initiatives will be applied to Disney Store in due course.

Finally, as Ezra mentioned, the Children's Place brand is at a critical inflection point. We view brand building as a huge opportunity that will contribute meaningfully to our long-term growth.

As mentioned on our last conference call, we plan to move forward with external advertising during the back-to-school season, and we are still finalizing the details.

In addition, we continue to rely heavily on our traditional marketing vehicles and are pleased to see our database is growing at a healthy pace. We now have nine million active customers in our database, a 10% increase over last year.

Our total of 2.2 million customers now have the Children's Place credit card, also representing a 10% increase over last year, and 800,000 names are on our e-mail database, up 26% over last year. These are all positive indicators that more new customers are being introduced to the Children's Place and our unique offering of high quality merchandise at value prices.

Before I wrap up, a few comments about back-to-school.

Key items such as backpacks, uniform, and denim will set the last week of June, a week later than last year, with the fashion component setting the third week of July, similar to last year. Updates on last year include adjustable waists on all big boy and big girl bottoms, increased investment in denim, and more strategic shipments of outerwear and sweaters.

Importantly, we believe we have the right product and levels of inventory to drive a successful season.

Thanks, and I'll now turn the call over to Mario.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

Thanks, Neal, and good morning, everyone.

Today I'll provide a quick merchandise overview and then update you on progress we're making operationally to drive a successful second half.

Hard lines continued its momentum throughout the quarter. Toys and souvenirs were strong led by franchises such Princess, Incredibles, Toy Story and Power Rangers.

Adult and kids soft lines continued to be tough. However, we did experience some pockets of strength in kids swim and sleepwear categories.

While we would like to see the apparel business stronger, this plays to our strengths and we are confident we can improve this piece of the business given our soft lines expertise. As we've stated, we believe Disney Store will succeed wherever good customer traffic exists.

In addition, during the quarter we opened our first outlet at Woodbury Commons in New York, an important milestone marking the beginning of our Disney Store outlet strategy, and are pleased with the store's sales trends to date. This week we also announced the opening of Queens Center in New York.

Turning to strategy, given that we won't see the impact of our merchandising initiatives until the second half, we are taking advantage of this time period pre-back-to-school, to affect as much change as possible and learn about our guests.

The bulk of our efforts fall under four key categories: Implementing our sourcing expertise, introducing value pricing, merchandise initiatives, and enhancing the guest experience. Let me speak to each of these and discuss the tactics we are rolling out to move the business forward.

As you know, key to our success will be to increase Disney Store's gross margin. To that end, we have made the necessary investments in our sourcing organization and most importantly, we are achieving merchandise cost reductions in line with the expectations we had pre-acquisition.

Excluding media, we have secured cost reductions on a percentage basis in the high teens and mid 20s for the back- to-school and holiday seasons respectively. Despite these cost reductions, we have been able to maintain the quality of Disney Store merchandise, and in many instances, enhance it.

As you know, giving the guest greater incentive to buy day in and day out should result in increased UPTs, better out-the-door AURs, and lower markdowns, as was the case at Children's Place. During the quarter we tested over 15 different value prices across six categories with more tests planned for the second quarter.

In some instances, we repriced basic product to everyday values. For example, Princess dolls at $9.50, a $5 reduction.

In other instances, we introduced multiple pricing. For example, kids graphic tees at three for 22, mugs at two for $12, and short pj pals at two for $20.

Overall, the guest to date response has been positive and our strategies are being validated through increased unit sales, sell-through rates, and gross margin dollars.

To support the value pricing initiative, inventory will be better positioned in the second half. Importantly, our marketing team is fully developed a campaign designed to support and clearly communicate our new everyday value pricing.

Key merchandise initiatives are as follows: In the back-to-school season we will grow the kids apparel and accessory businesses. For example, we plan to supplement an already strong Halloween costume business with traditional key items such as denim bottoms, baseball hats, and a more impactful backpack program.

In addition, we are excited to introduce newborn in September, which will feature Winnie the Pooh and include basics such as stretchies and blanket sleepers, as well as fashion product.

Finally, we plan to enhance the guest experience through our visual presentation and store remodel efforts. Our remodel program is on schedule with approximately 35 stores planned to reopen into our new prototype throughout the third and fourth quarters in regional malls such as Trumbull's Shopping Park in Connecticut, Paradise Valley Mall in Phoenix, Mall of America in Minnesota, and Old Orchard in Chicago.

In addition, on our last call we spoke about testing a visual merchandise presentation that better delineates between boys and girls merchandise, making the store easier to shop, and creating a much more impactful character presentation. This initiative, or magical make-over, has now been rolled out in a dozen stores, including Topanga Plaza in Los Angeles, Mid River's in St. Louis, and Paramus Park in New Jersey.

While too early to glean any hard data, the impact of this effort has improved the look and feel of the stores, and we plan to have this fully rolled out during the back-to-school season.

In closing, the team is energized and working extremely hard, and while we still have much more work to do, we are pleased with the pace of our progress and are encouraged by the immediate benefit we are getting on merchandise costs as well as the initial guest response to our everyday low pricing.

Thanks, and I'll now turn the call back to Ezra.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Thanks, Mario. Operator, we would like to open the call for any questions.

QUESTION AND ANSWER

Operator

[Operator instructions] And we will take our first question from Margaret Whitfield from Ryan Beck. Go ahead, please.

Margaret Whitfield - Ryan Beck & Company - Analyst

Yes. I wondered if you could comment on the level of loss that the Disney segment contributed in the quarter and provide us any updated guidance for the level of accretion that we might see this year?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

I'd be happy to. Before I dive into that, I just want to make a correction to my earlier statements. This is Hiten speaking, by the way. I had commented that the depreciation and amortization improvement was 110 basis points. I misspoke. It's actually 210 basis points.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Better.

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

While Neal and Mario's commentary really focused on the divisional performance, I just want to reiterate that we, as a company, are looking at both brands together. We are very focused on attacking the entire marketplace, and understanding that the Disney Store business is a change to the way we've historically reported, I'd be happy to give you a little more color on the divisional performance.

As both Ezra and I mentioned, the first quarter showed better than guided incremental operating loss for the Disney Store business. On a GAAP segment basis, consistent with the methodology that we used for our fiscal 2004 segment footnote in the Form 10-K, Disney Store would have recorded a loss of approximately $0.29 inclusive of the 1.2 million, or $0.03 charge related to the write-up of the acquired inventory.

Keep in mind that shared services, those central services such as finance, real estate, human resources, et cetera, include some incremental costs that we've borne due to the addition of Disney Store which have not been fully allocated to each division.

Margaret Whitfield - Ryan Beck & Company - Analyst

And the outlook for the year? Has that changed given the fact that Q1 came in better?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

No, it's not.

Margaret Whitfield - Ryan Beck & Company - Analyst

And could I ask if the Disney stores, like The Children's Place, experienced the weather issues so far here in May?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

I would say that The Children's Place is somewhat more susceptible to the weather than the Disney Stores is because, again, we are a business of need, especially on the apparel end of the business, and the fact that we are very much value, the weather for The Children's Place plays a bigger role than it would at the Disney Store which is both hard and soft.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

And also our stores are more concentrated in the West and Southwest where the weather was somewhat better.

Margaret Whitfield - Ryan Beck & Company - Analyst

Okay. Thank you.

Operator

And we'll move next to the site of Janet Kloppenberg from JJK Research. Go ahead, please.

Janet Kloppenberg - JJK Research - Analyst

Hi, everyone. Congratulations. Hiten, can you help me on the loss for Disney? What was your estimate forward? I think you just said it came in at 29 inclusive of the $0.03 write-up. What were you expecting it to be?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

The expectation was $0.35 exclusive of the --

Janet Kloppenberg - JJK Research - Analyst

So it's really $0.38, is that right?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

That's correct.

Janet Kloppenberg - JJK Research - Analyst

Okay. I just want to make sure I had that right. But you haven't changed the outlook for the rest of the year?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

No, we've not.

Janet Kloppenberg - JJK Research - Analyst

Okay. And Mario, on the apparel side of the business, are you frustrated right now with the soft lines, or do you just think it's a matter of time before you get your assortments in there and the business should get, should turn, or do you feel that there's some issue there on the soft lines?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

No, no, it's not frustration. Remember, the product, all the product in the stores, and specifically the soft lines, were not part of our design and merchandising and sourcing efforts. This is product that we inherited, so we would, of course, like it to be better, but it is what it is. Our product starts to hit in back-to-school and holiday.

We're very pleased at the samples that we've seen come in for back-to-school. We're very excited to introduce, we think, great fashion product at great prices with some great character art. So we feel really positive about it going forward.

Janet Kloppenberg - JJK Research - Analyst

And when will we start to see this new product on the soft side?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

It will start to come in with the back-to-school floor set which --

Janet Kloppenberg - JJK Research - Analyst

July?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

Yeah, mid July.

Janet Kloppenberg - JJK Research - Analyst

Okay. And, Neal, could you comment a little bit on the fact that your inventories are down about 9% per square foot relating to the better than expected comps in April, and if you think that that may be having some effect here on May business, and maybe you could talk about the level of clearance this year versus last year and if that's affecting the business as well? Thanks.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

I'm going to let Richard Flax, our expert, talk about that.

Janet Kloppenberg - JJK Research - Analyst

Okay.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

I don't know if I'm the expert or if Neal just wants me to do it rather than him.

Janet Kloppenberg - JJK Research - Analyst

Well said. Go ahead.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

First of all, before I get into specifically answering the question, I just want to reiterate, and I know it was said in the earlier comments we feel that our goods available for sale, and, again, I like to look at inventory available for the rest of the year rather than how much we owned on the one day in time at the end of the quarter, which I know is the number that you guys get access to, but we are well positioned in terms of goods available to support our future plans.

Now, referring to the negative nine inventory per foot that we just ended, I'll try and give you some dimension. There's really three pieces to that negative number.

The first one, which was mentioned earlier, is that we exceeded our sales expectation in Q1, and that is worth about 5% reduction in inventory. So the negative nine, if we'd made our plans, would have been negative four or there about, using round numbers.

The better IMU that we've achieved, and therefore lower costs, affects the inventory by a negative 3%. So obviously that's a positive thing, it's a, we [overlapping speakers] cost. But our retail inventory doesn't get affected by that so we actually are 3% better at retail.

And then the last piece, which is actually the lion's share of the reduction, relates to the way we have flowed back-to-school inventory.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

A year ago, if everyone remembers, I remember it all too painfully because I had to answer the questions --

Janet Kloppenberg - JJK Research - Analyst

I know you're going to say that we were yelling at you for having too much inventory. I'm not saying that. I'm just asking you if there's pockets of your business that you'd like to be higher in this period? That's all I'm asking.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

And then the reduction is really mainly in carry-over and in back-to-school inventory that's not here yet. And the back-to-school inventory over the quarter is going to be up 6% but at the point in time was down nearly 95%.

Janet Kloppenberg - JJK Research - Analyst

But could it be that the carry-over inventory is too low? In other words, some product that you had in the stores last year that you don't right now? Could that be affecting the trend?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

We don't see that.

Janet Kloppenberg - JJK Research - Analyst

You just talked, it's just a geographic dispersion that is causing this to happen?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

Yeah. We are really confident that today and going forward we're really well positioned inventory, our assortments look great, so we're just really positive.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

And it's nicer to be in a fresher inventory position. We would rather not have that old inventory. Although, yes, could you do business in it, but not a profitable business.

Janet Kloppenberg - JJK Research - Analyst

Thanks so much. Good luck.

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Thanks, Janet.

Operator

We'll move next to the site of Jeff Black from Lehman Brothers. Go ahead. Your line is open.

Jeff Black - Lehman Brothers - Analyst

Thank you. I guess a question for Hiten as well. Looks like SG&A was up, I guess almost 80% quarter-over-quarter, if you look at Q1. This is first consolidated report. I'm wondering if that's the track we'll see for next couple of quarters, and if that's the case, it would imply, you know, we'd see some better gross margin than at least we've been planning. So when do you think we would see that?

And the follow-on question would be the cost reductions that you mentioned. Are those currently baked into the guidance and when might we see some margin impact from those? Is that going to be stretching into the third quarter or is there some possibility to see some better margin improvement in Q2? Thanks.

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

In answer to your question regarding SG&A, you know, the dollar increase year-over-year is absolutely largely attributed, I should say, to, excuse me, to the Disney acquisition. That will continue into Q2, Q3. We should see an improvement coming into Q4 as we basically cycle the Disney acquisition. As you know, we had ten weeks of their operations in our last Q4.

So, you know, the impact that you're seeing on a percentage basis as well as an absolute dollar basis, will continue throughout the rest of this year. As it relates to your question about cost improvements, are you talking about Disney margin improvements?

Jeff Black - Lehman Brothers - Analyst

Yeah, I'm specifically referring to the lower cost you were able to achieve there when we might see a benefit from that and is that already baked into the guidance that you reiterated?

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

You'll see that at the back end of Q3 with the back-to-school and obviously holidays, as Mario mentioned. Those are the seasons that we were able to impact. And, yes, they are baked into the guidance.

Jeff Black - Lehman Brothers - Analyst

Okay. I guess that does it. Thank you very much. Good luck.

Operator

And we move next to the site of John Morris from Harris Nesbitt. Go ahead, please.

John Morris - Harris Nesbitt Gerard - Analyst

Thanks. Congratulations, everyone. First of all, I guess for Neal, on Children's Place, it looks like the gross margin for that division, I know we want to look at it in its entirety, but maybe if you can give us a little bit more color, I think at the beginning of the quarter you all were looking for sort of a flattish gross margin for the division but yet it looks like it's up, by my calculation, 100 basis points or so pretty nicely. So maybe if you can give us a little bit more color on the complexion of that and the sources of it.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

I think your general comments are correct. We did see basically flattish merchandise margins but we did see nice scaling of our fixed costs, distribution, merchandising, et cetera, because of the improvement in sales, the comp store sales increase.

John Morris - Harris Nesbitt Gerard - Analyst

And, Hiten, the inventory plan for Q2, both, you know, where you'll end up and what the average might be through the quarter, unless I missed it?

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Yes this is Richard again. We are projecting to end the second quarter again down mid single digits.

John Morris - Harris Nesbitt Gerard - Analyst

Down mid single. Okay.

And then in terms of your game plan from a marketing promotional standpoint, looking ahead into Q2, Neal, do you guys plan to do any kind of couponing, maybe to help make up for some of the weather difficulties here? What's your game plan? What should we expect in terms of the promotional cadence for Q2? Can you give us a feel? But also with a sense of how you're reacting, if you're reacting on the fly.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

No, we feel we're really positioned well and we're not going to do any knee-jerk reactions. Our promotional cadence is basically the same as last year, and that's how we see it. And we think, you know, we're really pleased the indicators we're getting in the real warm weather areas of what we're seeing, so we're pleased we have our normal monster sale and our normal promotional cadence plan forward.

John Morris - Harris Nesbitt Gerard - Analyst

Otherwise no couponing, no coupon mailers, no friends and family at this point?

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Nothing different than last year.

John Morris - Harris Nesbitt Gerard - Analyst

Okay. And then finally, sort of a toss-up here I guess for anyone. With respect to the advertising, as you're pulling it together and planning it for the back half, I'm really, this is more of a strategy question in terms of the advertising strategy and the approach, because obviously one can do it from a standpoint of price or brand building, et cetera.

Can you give us a little bit more color on what the strategy is, the thought process, the message, especially in light of what we've heard from some other children's retailers who have not seen successful results or the expected results from their TV advertising programs, what would make yours different?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

John, our message going forward is basically to build brand awareness, and as I mentioned, 80% of the non-customers are not aware of The Children's Place, and our focus is basically to increase their brand awareness and have them visit our stores so that we believe that once they experience that immense equation that we offer them, both in fashion and price, that extreme value equation, that they will become loyal customers. So our real focus is an increased brand awareness, not necessarily using price as the tool.

John Morris - Harris Nesbitt Gerard - Analyst

That's helpful. My understanding, Ezra, is from talking to advertising specialists, that that approach, which makes a lot of sense to us, really represents a commitment, you know, long-term commitment, and is that the way that you're thinking about it, not just, okay, test at this season, see how it goes, but looking at multiple seasons of making many impressions?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Absolutely. We're not expecting the campaign to go out although, of course, we would like it, and to see immediate increased sales in our stores, and, by the way, no sales are baked into our guidance as it relates to the campaign. So this is more of an ongoing brand awareness campaign that will eventually pay off in a big way.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

And if I may, clearly, we keep on enhancing and making our in-store experience better from marketing standpoint, from a store experience. We keep on getting our windows to be even stronger with the amount of stores we have, we have miles of windows, we have an extremely robust database, as we said, so all of those things put together with our external should really help us cast this wider net to bring in more customers to our franchise as well as making sure the customers who have been in our franchise get great experiences.

John Morris - Harris Nesbitt Gerard - Analyst

Excellent. Thank you all very much.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

Thank you.

Operator

And we'll move next to the site of Dorothy Lakner from CIBC World Markets. Go ahead, please.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks. Good morning, everyone. A question for Neal and then one for Mario. For Neal, you talked about IMU opportunity for Children's Place in the second half. I wondered if you could give us a little bit more color on that?

And then for Mario, just speaking to the mix at Disney stores, where was in the first quarter, hard lines, soft lines, media, and then where you would expect it to be in the second half of the year? Thanks.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

I don't know if I really spoke about IMU, but we said we basically expect about the same, possibly little upticks, but relatively the same.

Dorothy Lakner - CIBC World Markets - Analyst

But nothing major.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

Nothing major.

Dorothy Lakner - CIBC World Markets - Analyst

Okay.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

And, Dorothy, in terms of the mix, the first quarter, soft lines was slightly more in dollars than hard lines and then media was about 8% of the business. Going forward, into the second half, that shifts more in favor of hard lines, especially during Q4.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks.

Operator

And we move next to the site of Paula Kalandiak from Roth Capital. Go ahead, please.

Paula Kalandiak - Roth Capital Partners - Analyst

Good morning. Great quarter. I think that Neal mentioned something about zone pricing around back-to-school, and I was wondering if you could explain exactly what than entails?

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Yeah, this is Richard again, and I'll share that. It really relates to zone markdown pricing, it's not initial pricing on the floor set. It really is the implementation of profit logic. Instead of just using profit logic to optimize the prices nationally we are splitting it into a number of zones to optimize the pricing. Will those zones be apparent to the customer? No, we have made sure that they are in geographic separate markets. They're not going to be two stores down the road from each other with different pricing.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

We've been very clear to really look at this closely but it is the beginning of our really getting into this whole micro merchandising, and this is one of the starts.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay. But then would you have different pricing on the Web site than what customers will encounter in the stores?

Richard Flaks - The Children's Place Retail Stores, Inc. - SVP, Planning, Allocation, IT

Yeah, what we've done is we've matched the Web site pricing to the largest zone, which is still going to be the northern part of the country. So potentially people that go onto the Web site in Florida and go on the Web site and live in Florida may see different pricing on markdowns between the Web site and what's in the store. And we are working on what our approach is to deal with that in the instance that a customer calls and says, but could I get it lower. How do we deal with the customer on some of those issues.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

But Paula, this is only as it relates to markdowns. All other prices are, of course, the same.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay. And then my other question relates to your unit investment for back-to-school in your key ideas. On a per-store basis is there going to be an increase versus last year?

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Absolutely. Hi, Paula, it's Amy. There absolutely is. We see there's a huge opportunity in denim for back-to-school, we still think there's opportunity to build that business. Our back-to-school bag system as well, we think that there's opportunities, so we've increased our unit investment there.

Our famous cord skirt, which is actually in twill this year for our hot and tropical stores, is an increased investment over last year as well as we are relaunching our basic fleece and we have a slightly higher investment in that category as well.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

And just to show our seamless execution, as we walk through our floor sets, for example, back-to-school, you can really see how the needle is pointed to these units, so when the customer comes in they really can see what we believe in.

Paula Kalandiak - Roth Capital Partners - Analyst

And didn't you have units in those key ideas up quite a bit last year as well?

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Yep.

Paula Kalandiak - Roth Capital Partners - Analyst

Can you quantify?

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

It's big. Really big.

Paula Kalandiak - Roth Capital Partners - Analyst

Great.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Really big. But we did in these categories we saw opportunity not only in total unit investment but receipt timing as well in some of them where we missed some of the back half of back-to-school.

Paula Kalandiak - Roth Capital Partners - Analyst

Okay. Thank you.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

You're welcome.

Operator

We will take our next question from Marni Shapiro from Merrill Lynch. Go ahead, please.

Marni Shapiro - Merrill Lynch - Analyst

Hey, guys. Congratulations.

Neal Goldberg - The Children's Place Retail Stores, Inc. - President, The Children's Place

Thanks, Marni.

Marni Shapiro - Merrill Lynch - Analyst

A couple of questions. Actually, I'd like to follow on that last comment. And I know this is going to sound like a crazy question, coming from me, but will you still have a good balance of fashion to these more basic items in the store? And how will you flow --

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Absolutely. Neal kind of referenced good, better, best. We've been very pleased with that in a lot of our girls fashion in the fixtures for the first quarter set in that best category and we've seen definite, we've seen faster turns in that category from a sales to inventory ration so we're continuing to build on that for back-to-school.

So, you know, the expectations, the turn expectations are different but we do feel like there is opportunity in fashion especially on the girls side.

Marni Shapiro - Merrill Lynch - Analyst

Are you going to flow the fashion any differently than you did last year?

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Actually it's fairly flat last year. We started flowing two weeks after the initial floor set. We would flow a capsule to create some newness, just a few fixtures towards the front of the store in big girls and baby girls to create some newness, and we'll be doing that again this year.

Marni Shapiro - Merrill Lynch - Analyst

Great. Can you guys bring me up to date here? The sourcing that you talked about, the initiatives at Disney and to a lesser degree at Place, where are you seeing the best increments? Is it in the apparel or in the non-apparel side on Disney?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

At this moment, Marni, it's more so on the apparel end, but we see very, very similar numbers on the hard line as well, except that we didn't get everything to on the hard line as of yet. So when it's all said and done we're going to see similar cost savings in both ends.

Marni Shapiro - Merrill Lynch - Analyst

Great. And The Children's Place?

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Children's Place, you know, again, with WTO and the quota elimination, as we have said before, we are experiencing higher end use as it relates to last year and we'll continue to realize higher IMUs. So we're getting better and better on that end.

Marni Shapiro - Merrill Lynch - Analyst

And then my final question for you guys on the Disney Store as well, you had talked about when you first made the acquisition making a bigger splash when new movies sort of open, because the stores had underwhelmed you in the past. Could you just talk a little bit about Madagascar and the plans there?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

Madagascar is not a Disney property.

Marni Shapiro - Merrill Lynch - Analyst

It isn't?

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

No.

Marni Shapiro - Merrill Lynch - Analyst

Sorry about that, you guys. I knew you were associated with the [inaudible].

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

You're just testing us on our knowledge of the movies.

Marni Shapiro - Merrill Lynch - Analyst

Well I knew you were associated with the sweepstakes that they did that's why I --

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

No, we're doing our own sweepstakes tied to Disneyland's 50th anniversary but have not been part of that.

Marni Shapiro - Merrill Lynch - Analyst

Okay. Thank you.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

And then Marni, I just wanted to add one caveat because I talked about bigger, bigger, bigger. We're category set. We are not comping aggressively from an inventory standpoint this year are really outerwear and sweaters, which were misses for us. So I just wanted to qualify that, because it's always like more, more, more, and that's what we're really using those categories to fund some of these additions.

Marni Shapiro - Merrill Lynch - Analyst

Excellent. Great. Thanks, guys.

Operator

We will take our next question from Dan Thorn from Manchester Management. Go ahead, please.

Dan Thorn - Manchester Management - Analyst

Good morning. I would just like, first of all, a quick clarification on the Disney guidance. Given that the performance in the first quarter was better than expected, and that you've raised your overall guidance for the year, it seems odd that you're not changing your guidance there for the rest of the year. Like it almost implies the Disney Store is going to do worse for the rest of the year than you expected. Or am I, maybe I'm just --

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

I'm not understanding the question. Can you just go through it again?

Dan Thorn - Manchester Management - Analyst

Given that the Disney Store has already performed better during the first quarter, and that you've raised your overall guidance for the stores, for the full year, I just wanted some clarification why the guidance for the rest of the year for the Disney Stores has not changed.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

We're really not ready yet to move basically the quarterly guidance. I think we've talked a little bit about the back end of the year, and we just are being a little bit conservative, I think, but we're still very pleased with what's going on to date.

Hiten Patel - The Children's Place Retail Stores, Inc. - SVP, CFO

And, you know, to some extent, as you know, we recently upped our guidance for the Company for the year, and, you know, some of this was, some of this improvement at the Disney Store was baked into that guidance.

Dan Thorn - Manchester Management - Analyst

Gotcha. Okay. I just kind of connected to your comments on the Disney stores already. Just wondering if some of that benefit maybe you can comment on how the integration is going. I know the merchandise decisions you're not going to see until the second half of the year, but in terms of kind of the synergies you'll see from your distribution and some of the operations side.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

We're now fully integrated with The Children's Place systems from an IT, logistics, and operational standpoint. Further improvements in our supply chain that we'll see this year that will really give us great synergies, namely the, when we open our new DC on the East coast which will give us greater capacity and more optimize our distribution of freight to stores, and right now we're distributing all of our product out of our West coast DC across the country, and once we open the new DC in New Jersey we'll be able to better split the product and allow faster delivery times and lower freight costs to stores, and we should see that in the second half of the year.

In addition, we're working on incorporating many of the great tools that Children's Place has from a systems perspective into the sort of the Disney way of doing business, and those are going to happen gradually over probably this year and even into next year.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

I'd like to add one more thing that, I don't have to tell you, a transition like that is not an easy task. And we are really, really proud of both teams, in both the East and the West. Certainly as it relates to Disney there's a lot of change, and they have accepted it with open arms, and working with it.

And our people here on the East helped through that so really proud of both teams in making the transition almost seamless, whereby all systems today, with the exception of the store POS, at Disney are our systems. So great job by everyone.

Dan Thorn - Manchester Management - Analyst

Thank you very much. Definitely been doing a great job.

Mario Ciampi - The Children's Place Retail Stores, Inc. - President, Disney Stores

Thank you, Dan.

Operator

Thank you. We'll take our final question from John Morris, if we have time.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Sure.

Operator

Okay. From Harris Nesbitt.

John Morris - Harris Nesbitt Gerard - Analyst

Around the loop. Amy, maybe talk a little bit about what you're excited about for fall on the merchandising front on both the boys side and the girls side, if you can highlight for us what you're excited about and what may be different this year versus last year.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Yeah. I'm most excited actually about denim and leveraging the success we've had in the first quarter of the skort business into back-to-school which feels very "wear now", we have some amazing bodies along with our basis denim in boys and girls. We're launching a new fit, the modern flare for girls, and we're also launching adjustable waists in all of our bottoms so I'm probably most excited about that for the business for fall.

I'm also just excited about the whole organic feel of the fall assortment. Here I get corny. Heather's laughing at me across the room. The whole feel of the woodlands, the color green, the warmth of the entire collection which I think really feels new and fresh for us and isn't the traditional back-to-school kind of feel.

And then for boys what I get excited about is the same thing that pops up on our script every single time, graphic tees, cargo, camouflage and denim, and for Q1, shorts, so it doesn't get any better than that.

John Morris - Harris Nesbitt Gerard - Analyst

Thanks.

Amy Hauk - The Children's Place Retail Stores, Inc. - SVP, General Merchandise Manager

Thank you, John.

Ezra Dabah - The Children's Place Retail Stores, Inc. - Chairman, CEO

Okay, Operator, we're basically ready to close.

I'd like to say again, that fundamentally at The Children's Place, the brand is sitting on top of very, very strong foundation, and customers, as we said, are, more new customers are gravitating toward it every day, more new customers are becoming loyal to us, and the momentum is there to take us to greater and greater heights.

You know, Disney Store as we said, in our conviction of how great that brand can be for us, it just gets stronger every day as we get closer to it, and especially as it relates to my management team and all of our partners and all of our teams on both ends, at The Children's Place and Disney stores, just such a talented strong team and most importantly, working together so well, which gives me, you know, very clear strength as to what our future can look like.

So thank you very much. Thank for being on our call and taking the time out to get a good understanding of our Company. Both Hiten and Heather are available to take any follow-up questions you may have. Thanks again, and have a very great day.

Operator

And once again this does conclude our teleconference for today. You may disconnect your lines at this time. Thank you for participating, and have a great day.